Exhibit 10.11.1

February 27, 2001

Stephen A. Herman, Esq.
Senior Vice President General Counsel
PG&E National Energy Group
7500 Old Georgetown Road, 13th Flr.
Bethesda, MD 20814-6161

Dear Steve:

You are an essential member of our senior executive team and I view your contribution as vital to getting the Corporation through its current challenges, achieving the Corporation’s objectives, and providing strong returns to shareholders.

The Board of Directors recently approved a Senior Executive Retention program which includes you. Under this program, you will receive a grant of phantom PG&E Corporation restricted stock units granted under the PG&E Corporation Long-Term Incentive Plan. The amount of your grant is $1,250,000 and it translates into 95,715 units calculated at the closing price of PG&E Corporation common stock on February 21, 2001, of $13.06 per share. An extremely small number of individuals are included in this arrangement. For this reason, it is absolutely necessary for you to restrict any conversation on this subject to me, Brent Stanley, or Tom Boren.

Your grant of phantom PG&E Corporation restricted stock units is effective February 21, 2001, and will vest on December 31, 2004, subject to either one of the following conditions:

•	50 percent will automatically vest on December 31, 2004. The remaining 50 percent will vest on December 31, 2004 only if the Corporation’s performance, as measured by relative Total Shareholder Return (TSR) on a cumulative basis over four years, is at or above the 55th percentile of its comparator group; or

•	if, at the end of the third year of the grant, December 31, 2003, the Corporation’s performance as measured by relative TSR on a cumulative basis, is at or above the 75th percentile of its comparator group, the entire grant will vest.

You may elect to defer your actual award payments under the PG&E Corporation Supplemental Retirement Savings Plan prior to the award cliff-vesting. Such deferrals will be made in PG&E Corporation phantom stock units

Stephen A. Herman
February 27, 2001

on the first business day of January of the year following vesting. Awards not deferred will be paid in cash in January of the year following vesting.

If a monetizing event occurs (i.e., IPO or sale) which affects NEG, you will be given the opportunity of exchanging your grant of phantom PG&E corporation stock units under this program for an equity-type interest of comparable value in the new entity.

Steve, I look forward to your continued strong contributions to PG&E Corporation’s success.

Sincerely,

/s/ Bob Glynn